Exhibit 4.6
FIFTH AMENDMENT TO RIGHTS AGREEMENT
     THIS FIFTH AMENDMENT TO RIGHTS AGREEMENT (this “Fifth Amendment”) is entered into as of the 10th day of October, 2008, by and between Repros Therapeutics Inc. (formerly Zonagen, Inc.), a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (successor-in-interest to Computershare Trust Company, Inc.) (“Rights Agent”), and amends that certain Rights Agreement dated as of September 1, 1999 and amended as of September 6, 2002, October 30, 2002, June 30, 2005 and January 9, 2008 by and between the Company and the Rights Agent.
RECITALS
     WHEREAS, the Company and Rights Agent are parties to a Rights Agreement dated as of September 1, 1999, as amended by a First Amendment to Rights Agreement dated September 6, 2002, a Second Amendment to Rights Agreement dated October 30, 2002, a Third Amendment to Rights Agreement dated June 30, 2005, and a Fourth Amendment to Rights Agreement dated January 9, 2008 (as amended, the “Rights Agreement”); and
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, at the direction of the Company, hereby agree to amend the Rights Agreement as set forth below.
     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
     Section 1(p) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“(p) “Exempt Person” shall mean (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or (iv) Efficacy Capital, LTD (“Efficacy”) and any Affiliate or Associate of Efficacy to the extent that Efficacy becomes a Beneficial Owner of no more than 40% of the Common Stock of the Company then outstanding; provided, however, that Efficacy and any Affiliate or Associate of Efficacy shall be considered an Exempt Person to such extent for so long as that certain Standstill Agreement dated January 9, 2008 between the Company and Efficacy (the “Standstill Agreement”) remains in effect.”
     Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred and no Rights shall be exercisable pursuant to any provision of this Agreement solely by reason of any acquisition of, or agreement to acquire, Common Shares by Efficacy or any of its Affiliates or

Associates for the period in which the Standstill Agreement is in effect which would cause Efficacy to become a Beneficial Owner of 40% or less of the Common Stock of the Company then outstanding.”
     The Recitals set forth at the beginning of this Fifth Amendment are incorporated herein.
     Except as amended by this Fifth Amendment, the Rights Agreement shall remain in full force and effect.
     This Fifth Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Fifth Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Fifth Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Fifth Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and attested, all as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Kellie Gwinn

Name:	Kellie Gwinn
Title:	Vice President

REPROS THERAPEUTICS INC.

By:	/s/ Louis Ploth, Jr.

Name:	Louis Ploth, Jr.
Title:	VP, CFO